Exhibit 99.1

NEWS RELEASE

For More Information Contact:
David E. Fountain
National Processing, Inc.
Phone: 502.315.3311
Fax: 502.315.3535
e-mail: dfountain@npc.net
Website: www.npc.net

For Immediate Release

National Processing Reports Fourth Quarter and Full Year 2002 Results

Louisville, Kentucky, January 15, 2003 – National Processing, Inc. (NYSE: NAP) today reported financial results for the fourth quarter and year ended December 31, 2002. Net income for the fourth quarter of 2002 was $14.1 million, or $0.27 per diluted share, both down 22% from comparable 2001 amounts of $18.2 million, or $0.35 per diluted share. For the year ended December 31, 2002, net income was $51.1 million, or $0.97 per diluted share, down 3% and 4%, respectively, from comparable 2001 amounts of $52.7 million, or $1.01 per diluted share.

Net income for 2002 includes unusual after-tax charges of $4.4 million, or $0.08 per diluted share. These charges consist of a second quarter after-tax charge of $2.4 million, or $0.04 per diluted share, related to the closure of the Company’s Mexican operations. Net income for 2002 also includes a third quarter after-tax charge of $2.0 million, or $0.04 per diluted share, related to a management separation agreement.

Net income for 2001 includes an unusual net after-tax charge of $4.6 million, or $0.09 per diluted share. This charge consists of a second quarter after-tax charge of $6.2 million, or $0.12 per diluted share, which was partially offset by a net after-tax positive adjustment of $1.5 million, or $0.03 per diluted share, in the fourth quarter. The second quarter charge related to the Company’s divestiture of its Business Process Outsourcing (BPO) unit. The fourth quarter gain represented a favorable adjustment to the BPO divestiture charge, partially offset by a charge for BPO related severance costs.

Core(1) net income, which excludes results from divested and discontinued businesses and the aforementioned unusual items, was $14.0 million, or $0.27 per diluted share, for the 2002 fourth quarter, down 16% and 15% from comparable 2001 amounts of $16.6 million, or $0.32 per diluted share. For the year ended December 31, 2002 core(1) net income was $55.3 million, or $1.05 per diluted share, compared to 2001 amounts of $55.0 million, or $1.06 per diluted share. Core(1) EBITDA (earnings before interest, taxes, depreciation and amortization) was $27.6 million for the fourth quarter of 2002, down 9% from comparable 2001 core(1) EBITDA of $30.3 million. For the year ended December 31, 2002, core(1) EBITDA was $104.9 million, up 4% over comparable 2001 core(1) EBITDA of $100.7 million.

(1)	Core is comprised of the Merchant Card Services and Payment Services businesses. Core excludes the Denver collections business discontinued in March 2001 and the Business Process Outsourcing business sold in August 2001. Core also excludes certain unusual and unallocated corporate items disclosed in the attached Financial Summaries.

Summary Financial Information
(dollars in millions, except per share amounts)

		Quarter Ended			Year Ended
	December 31			December 31

	2002	2001	Change	2002	2001	Change

Reported(2) (3)
Revenue	$118.3	$124.0	(5)%	$455.4	$473.3	(4)%
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	$27.8	$32.6	(15)%	$100.1	$102.7	(3)%
EBITDA Margin	23.5%	26.3%	(282)bps	22.0%	21.7%	26bps
Earnings Before Interest and Taxes (EBIT)	$22.8	$27.8	(18)%	$81.5	$82.4	(1)%
EBIT Margin	19.2%	22.4%	(317)bps	17.9%	17.4%	49bps
Net Income	$14.1	$18.2	(22)%	$51.1	$52.7	(3)%
Net Income per Share – Diluted	$0.27	$0.35	(22)%	$0.97	$1.01	(4)%
Core Business Units(1) (3)
Revenue	$118.3	$124.0	(5)%	$455.4	$432.1	5%
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	$27.6	$30.3	(9)%	$104.9	$100.7	4%
EBITDA Margin	23.3%	24.4%	(108)bps	23.0%	23.3%	(27)bps
Earnings Before Interest and Taxes (EBIT)	$22.6	$25.4	(11)%	$86.4	$82.7	4%
EBIT Margin	19.1%	20.5%	(143)bps	19.0%	19.1%	(17)bps
Net Income	$14.0	$16.6	(16)%	$55.3	$55.0	1%
Net Income per Share – Diluted	$0.27	$0.32	(15)%	$1.05	$1.06	—%

Notes:

Certain amounts may not recompute due to rounding.

(1)	Core is comprised of the Merchant Card Services and Payment Services businesses. Core excludes the Denver collections business discontinued in March 2001 and the Business Process Outsourcing business sold in August 2001. Core also excludes certain unusual and unallocated corporate items disclosed in the attached Financial Summaries
(2)	The year ended December 31, 2001 included $41.2 million of revenue and $2.3 million of net income from both the Denver collections business discontinued in March 2001 and the Business Process Outsourcing business sold in August 2001.
(3)	Effective January 1, 2002, the Company adopted SFAS 142 and incorporated the non-amortization provisions of the new goodwill accounting standard. Had the Company adopted this new standard January 1, 2001, net income would have increased $0.7 million, or $0.01 per diluted share, for the quarter ended December 31, 2001 and $2.4 million, or $0.05 per diluted share, for the year ended December 31, 2001.

Summary Financial Highlights

•	Merchant Card Services transaction volume increased to record levels for the fourth quarter and year ended December 31, 2002. Total Merchant Card Services transactions processed were 1.1 billion and 3.9 billion for the quarter and year ended December 31, 2002, representing respective increases of 6% and 11% over comparable 2001 transaction volumes.

•	Merchant Card Services dollar volume increased to record levels for the fourth quarter and year ended December 31, 2002. Total Merchant Card Services dollar volume processed was $45.5 billion and $169.4 billion for the quarter and year ended December 31, 2002, representing respective increases of 1% and 9% over comparable 2001 dollar volumes.

•	Merchant Card Services revenue increased to $434.9 million for the year ended December 31, 2002, representing a record level and an increase of 8% over the comparable 2001 amount. Merchant Card Services revenue was $113.0 million for the 2002 fourth quarter, representing a decrease of 2% from the comparable 2001 amount.

•	Merchant Card Services core EBITDA was $25.6 million and $96.0 million for the quarter and year ended December 31, 2002, representing a decrease of 9% for the quarter and an increase of 4% for the year over comparable 2001 amounts.

•	The Company’s balance sheet remained free of debt. As of December 31, 2002, the Company had approximately $186 million of cash and equivalents. Total stockholders’ equity was $456 million at December 31, 2002. Operating cash flow for the year ended December 31, 2002 was $101.6 million, up 104% over 2001.

•	Merchant Card Services recently signed multi-year credit card processing agreements with Sodexho, a leading food and facilities management services company with 6,000 locations in North America; Sport Chalet, Inc., a leading operator of 28 full service specialty sporting goods superstores in southern California and southern Nevada; Cost Plus, Inc., a leading specialty retailer of casual home living entertaining products with 175 stores in 23 states; Tully’s Coffee Corporation with 100 specialty retail stores in Washington, Oregon, California and Idaho; and Jack in the Box, Inc. with 1,860 quick-serve restaurants in 17 states.

•	Certain items impacting the comparability of results between the 2002 and 2001 periods include: (1) Effective January 1, 2002, the Company adopted the non-amortization provisions of the new goodwill accounting standard (SFAS 142). Had the Company adopted this new standard January 1, 2001, net income for the three months ended December 31, 2001, would have increased $0.7 million, or $0.01 per diluted share. For the full year, net income would have increased $2.4 million, or $0.05 per diluted share. (2) The year ended December 31, 2001 included $0.04 per diluted share of earnings from businesses that were divested or discontinued in 2001.

Chairman’s Comments and 2003 Outlook

Chairman and CEO Jon L. Gorney commented, “Overall, 2002 was a successful yet challenging year for National Processing. We made significant progress in our long-term strategic initiatives despite a challenging competitive and economic business environment. Fourth quarter revenue and EPS were at the high end of our most recent guidance as transaction volumes were stronger than our expectations.”

“In 2003, we believe we will continue to win new mid-market and regional merchants at impressive rates, however, our top line growth will be significantly impacted by lower pricing for national merchants and our decision to exit merchant processing for airlines. The airline decision alone will decrease our year-over-year revenue growth by over 300 basis points. We are projecting revenue growth of 1%-6%, but expect EPS to be down relative to the $1.05 of core EPS achieved in 2002. EPS for the first quarter of 2003 is expected to show a decrease in the 30% range compared to the first quarter of 2002 due to national merchant attrition including airlines, the timing of national contract renewals, and the expense impact of long-term investments that went live mid-year in 2002. The subsequent quarters of 2003 are expected to be more in line with 2002 earnings.”

“National Processing continues to be a leader in the payment processing industry. We have a very loyal and distinguished customer base, a solid management team, and a talented employee base that is committed to providing world-class customer service. We are focused on developing a strong competitive business model to meet our long-term objectives. Our strong financial position and fundamentals will help maintain National Processing as an industry leader.”

The Company estimates 2003 revenue to be in the range of $460 million to $480 million and earnings per diluted share to be in the range of $0.90 to $0.95, before considering the effects of any changes to implement new accounting standards.

Conference Call

A conference call to discuss financial results and business highlights will be held at 9:00 a.m. ET today hosted by Jon L. Gorney, chief executive officer, and David E. Fountain, chief financial officer. The call will be open to the public with both media and individual investors invited to participate in a listen-only mode. The conference can be accessed by calling 800.230.1093 (domestic) and 612.288.0337 (international). Participants should plan to dial in approximately 15 minutes prior to the start of the call.

A replay of the live call will be available starting at 2:15 p.m. ET, January 15, 2003 through Midnight ET on January 17, 2003. The replay may be accessed by dialing 800.475.6701 (domestic) and 320.365.3844 (international) and entering access code 662002.

Forward-Looking Statements

This announcement and Mr. Gorney’s comments contain forward-looking statements that involve significant risks and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Additional information concerning factors that could cause actual results to differ materially from those contained in forward-looking statements is available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and subsequent filings with the Securities and Exchange Commission.

About National Processing, Inc.

National Processing, Inc. (NYSE: NAP) through its wholly owned operating subsidiary, National Processing Company (NPC®), is a leading processor of card-based payments. National Processing is 85 percent owned by National City Corporation (NYSE: NCC) (www.nationalcity.com), one of the nation’s largest financial holding companies. NPC supports over 645,000 merchant locations, representing nearly one out of every five Visa® and MasterCard® transactions processed nationally. NPC’s card processing solutions offer superior levels of service and performance and assist merchants in lowering their total cost of card acceptance through world-class people, technology, and service. Additional information regarding National Processing can be obtained at www.npc.net.

National Processing, Inc.
Financial Summary
(In thousands, except per share amounts)
(Unaudited)

			Unusual
			and
			Unallocated
	Core	Non-Core	Corporate
Quarter Ended December 31, 2002	Results (a)	Results (b)	Items (c)	Reported

Revenue	$118,281	$—	$—	$118,281
Operating expenses	85,857	—	—	85,857
General and administrative expenses	4,819	—	(212)	4,607
Restructuring, divestiture, and impairment charges	—	—	—	—

Earnings before interest, taxes, depreciation and amortization	27,605	—	212	27,817
Depreciation and amortization	5,051	—	—	5,051

Earnings before interest and taxes	22,554	—	212	22,766
Net interest income	1,116	—	—	1,116

Income before taxes and minority interest	23,670	—	212	23,882
Provision for income taxes	9,085	—	85	9,170

Income before minority interest	14,585	—	127	14,712
Minority Interest	568	—	—	568

Net income	$14,017	$—	$127	$14,144

Net income per share — basic	$0.269	$—	$0.002	$0.271
Net income per share — diluted	$0.268	$—	$0.002	$0.270
Weighted average shares — basic				52,087
Weighted average shares — diluted				52,268
Shares outstanding at end of period				52,094

			Unusual
			and
			Unallocated
	Core	Non-Core	Corporate
Quarter Ended December 31, 2001	Results (a)	Results (b)	Items (d)	Reported

Revenue	$123,953	$—	$—	$123,953
Operating expenses	88,981	—	—	88,981
General and administrative expenses	4,704	—	—	4,704
Restructuring, divestiture, and impairment charges	—	—	(2,380)	(2,380)

Earnings before interest, taxes, depreciation and amortization	30,268	—	2,380	32,648
Depreciation and amortization	4,858	—	—	4,858

Earnings before interest and taxes	25,410	—	2,380	27,790
Net interest income	1,276	—	—	1,276

Income before taxes and minority interest	26,686	—	2,380	29,066
Provision for income taxes	9,731	—	858	10,589

Income before minority interest	16,955	—	1,522	18,477
Minority interest	308	—	—	308

Net income	$16,647	$—	$1,522	$18,169

Net income per share — basic	$0.322	$—	$0.030	$0.352
Net income per share — diluted	$0.317	$—	$0.029	$0.346
Weighted average shares — basic				51,653
Weighted average shares — diluted				52,460
Shares outstanding at end of period				51,819

Notes:

Certain amounts may not recompute due to rounding.

(a)  Core is comprised of the Merchant Card Services and Payment Services businesses and excludes the businesses noted as non-core in (b) below. Core excludes certain unusual and unallocated corporate items.

(b)  Non-core is comprised of the Denver collections business discontinued in March 2001 and the Business Process Outsourcing business sold in August 2001. Non-core excludes certain unusual items.

(c)  The quarter ended December 31, 2002 includes an unallocated corporate gain of $212 ($127 after-tax).

(d)  The quarter ended December 31, 2001 includes a $3,000 ($1,900 after-tax) favorable adjustment to the loss recorded for the divestiture of the Business Process Outsourcing unit and a $620 ($378 after-tax) charge for BPO related severance costs.

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National Processing, Inc.
Financial Summary
(In thousands, except per share amounts)
(Unaudited)

			Unusual
			and
			Unallocated
	Core	Non-Core	Corporate
Year Ended December 31, 2002	Results (a)	Results (b)	Items (c)	Reported

Revenue	$455,376	$—	$—	$455,376
Operating expenses	330,518	—	—	330,518
General and administrative expenses	19,965	—	3,177	23,142
Restructuring, divestiture, and impairment charges	—	—	1,650	1,650

Earnings (loss) before interest, taxes, depreciation and amortization	104,893	—	(4,827)	100,066
Depreciation and amortization	18,542	—	—	18,542

Earnings (loss) before interest and taxes	86,351	—	(4,827)	81,524
Net interest income	4,410	—	—	4,410

Income (loss) before taxes and minority interest	90,761	—	(4,827)	85,934
Provision for income taxes	32,967	—	(571)	32,396

Income (loss) before minority interest	57,794	—	(4,256)	53,538
Minority interest	2,461	—	—	2,461

Net income (loss)	$55,333	$—	$(4,256)	$51,077

Net income (loss) per share — basic	$1.064	$—	$(0.082)	$0.982
Net income (loss) per share — diluted	$1.054	$—	$(0.081)	$0.973
Weighted average shares — basic				52,008
Weighted average shares — diluted				52,476
Shares outstanding at end of period				52,094

			Unusual
			and
			Unallocated
	Core	Non-Core	Corporate
Year Ended December 31, 2001	Results (a)	Results (b)	Items (d)	Reported

Revenue	$432,085	$41,165	$—	$473,250
Operating expenses	313,575	30,244	—	343,819
General and administrative expenses	17,818	5,001	—	22,819
Restructuring, divestiture, and impairment charges	—	—	3,870	3,870

Earnings (loss) before interest, taxes, depreciation and amortization	100,692	5,920	(3,870)	102,742
Depreciation and amortization	18,009	2,337	—	20,346

Earnings (loss) before interest and taxes	82,683	3,583	(3,870)	82,396
Net interest income	6,489	377	—	6,866

Income (loss) before taxes and minority interest	89,172	3,960	(3,870)	89,262
Provision for (benefit from) income taxes	33,352	1,665	758	35,775

Income (loss) before minority interest	55,820	2,295	(4,628)	53,487
Minority interest	827	—	—	827

Net Income (loss)	$54,993	$2,295	$(4,628)	$52,660

Net income (loss) per share — basic	$1.071	$0.044	$(0.090)	$1.025
Net income (loss) per share — diluted	$1.058	$0.044	$(0.089)	$1.013
Weighted average shares — basic				51,352
Weighted average shares — diluted				51,983
Shares outstanding at end of period				51,819

Notes:

Certain amounts may not recompute due to rounding.

(a)  Core is comprised of Merchant Card Services and Payment Services businesses and excludes the businesses noted as non-core in (b) below. Core excludes certain unusual and unallocated corporate items.

(b)  Non-core is comprised of the Denver collections business discontinued in March 2001 and the Business Process Outsourcing business sold in August 2001. Non-core excludes certain unusual items.

(c)  The year 2002 includes the following: a $1,650 ($2,350 after-tax) restructuring charge for severance costs, building and equipment write downs and related items for the closure of the Company’s operation in Juarez, Mexico; a $3,389 ($2,033 after-tax) charge related to a separation agreement with the former CEO; and an unallocated corporate gain of $212 ($127 after-tax).

(d)  The year 2001 includes a $3,250 ($4,250 after-tax) impairment charge for the loss associated with the Company’s decision to divest its Business Process Outsourcing business and a $620 ($378 after-tax) charge for BPO related severance costs.

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National Processing, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2002	2001

Cash and cash equivalents	$185,513	$101,257
Accounts receivable — trade	152,132	163,644
Other current assets	9,400	10,437

Total current assets	347,045	275,338
Property and equipment	105,369	100,016
Accumulated depreciation	(51,662)	(50,244)

Net property and equipment	53,707	49,772
Goodwill	91,227	91,227
Other intangible assets	41,990	44,950
Other assets	16,535	17,051

Total assets	$550,504	$478,338

Accounts payable — trade	$23,006	$19,080
Other current liabilities	66,921	56,573

Total current liabilities	89,927	75,653
Minority interest	2,462	827
Other liabilities	1,732	1,862

Total liabilities	94,121	78,342
Total shareholders’ equity	456,383	399,996

Total liabilities and shareholders’ equity	$550,504	$478,338